Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Reports Fourth-Quarter and
Full-Year 2009 Financial Results
          SOUTHFIELD, Mich., February 5, 2010 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive Seating and Electrical Power Management systems, today reported financial results for the fourth quarter and full year of 2009, as follows:
•	Fourth Quarter core operating earnings of $116 million

•	Year-end 2009 cash balance of $1.6 billion; total debt of less than $1 billion

•	Operational restructuring has significantly reduced structural costs and improved Lear’s global production footprint

•	Financial restructuring has reduced total debt obligations, increased financial flexibility and strengthened Lear’s balance sheet
Business Conditions
          In the fourth quarter, the production environment improved from year-ago levels, with mature markets moving higher from distressed levels and growth in emerging markets accelerating. In North America, industry production was up 3% year-over-year, and in Europe, industry production was up 20%. In major emerging markets, production increased 50% or more.
          For the full year, production in mature markets declined sharply, with North America down 32% from the year earlier and down 50% from its peak in 2000. In Europe, production was down 17% from the prior year and down 22% from its peak in 2007. While production continued to increase in emerging markets, global automotive production was down 13% from the prior year. This represented the second consecutive year of decline in global production following six years of steady increases.
          “Business conditions in 2009 were extremely challenging in the automotive sector. In this environment, we continued to reduce our structural costs and realign our global production footprint. In addition, we completed a major financial restructuring. These very difficult actions were necessary to restore our Company to financial health and position our business for longer-term success,” said Bob Rossiter, Lear’s chairman, chief executive officer and president.
(more)

Fourth-Quarter 2009 Financial Results
          For the fourth quarter of 2009, Lear reported net sales of $2.7 billion and pretax income of $1,194 million, including a gain related to reorganization items and fresh start accounting adjustments of $1,513 million, a goodwill impairment charge of $319.0 million and restructuring costs of $59.3 million. Income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) was $115.5 million in the fourth quarter of 2009. This compares with net sales of $2.6 billion, a pretax loss of $682.9 million, including a goodwill impairment charge of $530.0 million, and core operating earnings of $22.0 million in the fourth quarter of 2008. A reconciliation of core operating earnings to pretax income (loss) as determined by generally accepted accounting principles (“GAAP”) is provided in the attached supplemental data pages.
          In the Seating segment, net sales were up 5% to $2.2 billion, primarily driven by favorable foreign exchange. Operating margins improved significantly, reflecting favorable cost performance and the benefit of operational restructuring savings. In the Electrical Power Management segment, net sales were up 8% to $569 million, primarily as a result of the improved production environment and favorable foreign exchange. Operating margins improved significantly, reflecting the increase in sales, favorable cost performance and the benefit of operational restructuring savings.
          In the fourth quarter of 2009, free cash flow was $11.2 million, as compared with free cash flow of negative $35.4 million in the fourth quarter of 2008. Net cash provided by (used in) operating activities was $67.3 million and ($88.0) million in the fourth quarters of 2009 and 2008, respectively. A reconciliation of free cash flow to net cash provided by (used in) operating activities as determined by GAAP is provided in the attached supplemental data pages.
Full-Year 2009 Financial Results
          For the full year 2009, Lear reported net sales of $9.7 billion and pretax income of $832 million, including a gain related to reorganization items and fresh start accounting adjustments of $1,475 million, a goodwill impairment charge of $319.0 million and restructuring costs of $160.0 million. Core operating earnings were $106.8 million in 2009. This compares with net sales of $13.6 billion, a pretax loss of $578.6 million, including a goodwill impairment charge of $530.0 million, and core operating earnings of $418.4 million in 2008. A reconciliation of core operating earnings to pretax income (loss) as determined by GAAP is provided in the attached supplemental data pages.
          The decline in net sales for the full year primarily reflects a significant reduction in production in North America and Europe and unfavorable foreign exchange. The decline in core operating earnings reflects the decline in net sales offset in part by favorable cost performance, including the benefit of operational restructuring actions.

          Free cash flow in 2009 was negative $155.6 million as compared with free cash flow of negative $51.3 million in 2008. Net cash provided by (used in) operating activities was ($175.3) million and $163.6 million in 2009 and 2008, respectively. A reconciliation of free cash flow to net cash provided by (used in) operating activities as determined by GAAP is provided in the attached supplemental data pages.
          The Company continued its comprehensive efforts to restructure global operations for improved long-term competitiveness. Since mid-2005, Lear has invested $740 million in restructuring actions, resulting in a significant reduction in structural costs and a major repositioning of its production footprint. Noteworthy actions include the closure of 35 manufacturing and 10 administrative facilities, the reduction in global headcount by 35,000 employees and the location of over 50% of total facilities and 75% of employment in 21 low-cost countries.
          In response to sharply lower industry sales and vehicle production levels in mature markets and significant distress within the automotive sector globally, Lear completed a comprehensive evaluation of its strategic and financial options during the first half of 2009. The Company concluded that filing for Chapter 11 bankruptcy protection was necessary in order to re-align its capital structure and position the Company for long-term success. On July 7, 2009, the Company filed for bankruptcy, and on November 9, 2009, it emerged from Chapter 11 with substantially lower total debt obligations and an improved credit profile.
          In the second half of 2009, Lear delivered strong operating results and achieved positive free cash flow. At year end, Lear had a cash balance of $1.6 billion and total debt of less than $1 billion.
          Lear also continued to make progress on its strategic priorities, including further diversification of its global sales, business development in emerging markets and the implementation of an operating improvement plan for the Electrical Power Management segment. Approximately 70% of Lear’s 2009 net sales were generated outside of North America. In addition, Lear continues to improve quality and win new business globally.
Full-Year 2010 Financial Outlook
          Summarized below is our 2010 full-year financial outlook. Lear expects 2010 global net sales in the range of $10.2 billion to $10.7 billion. Lear anticipates 2010 core operating earnings of $250 million to $350 million. Operational restructuring costs in 2010 are estimated to be about $110 million.
          Interest expense for 2010 is estimated to be approximately $85 million. Pretax income before restructuring costs and other special items is estimated to be in the range of $145 million to $245 million. Tax expense is expected to be in the range of $70 million to $90 million, depending on the mix of earnings by country.

          Capital spending in 2010 is estimated to be approximately $170 million. Depreciation expense is estimated at about $240 million and amortization is estimated at about $25 million. Free cash flow is expected to be in the range of $50 million to $100 million for the year.
          Key assumptions underlying Lear’s 2010 financial outlook include expectations for industry vehicle production of approximately 10.5 million units in North America and 15.4 million units in Europe. In addition, we are assuming an exchange rate of $1.40/Euro.
          Lear will webcast a conference call to review the Company’s fourth-quarter and full-year 2009 financial results and related matters on Friday, February 5, 2010, at 9:00 a.m. eastern time through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until February 19, 2010, with a Conference I.D. of 50508763.
Fresh-Start Accounting
          In connection with the Company’s emergence from Chapter 11 bankruptcy proceedings on November 9, 2009, and the application of fresh-start reporting on November 7, 2009, in accordance with ASC Topic 852, “Reorganizations,” the results for the two-month period ended December 31, 2009 (references to the Company for such period, the “Successor”) and the results for the one-month and ten-month periods ended November 7, 2009 (references to the Company for such periods, the “Predecessor”) are presented separately. This presentation is required by GAAP, as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting. Accordingly, the Company’s financial statements after November 7, 2009, are not comparable to its financial statements for any period prior to its emergence from Chapter 11. For illustrative purposes in this earnings release, the Company has combined the Successor and Predecessor results to derive combined results for the three- and twelve-month periods ended December 31, 2009. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start reporting, including asset valuation adjustments, liability adjustments and recognition of cancellation of indebtedness income, the results of operations for the Successor are not comparable to those of the Predecessor. The financial information accompanying this earnings release provides the Successor and Predecessor GAAP results for the applicable periods, along with the combined results described above.
Non-GAAP Financial Information
          In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings),” “pretax income before restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s factoring facilities, gains and losses related to certain derivative instruments and hedging activities, equity in net income of affiliates and gains and losses on the sales of assets. Free cash flow represents net cash provided by (used in) operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
          Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
          Core operating earnings, pretax income before restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
          For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com.
          Given the inherent uncertainty regarding special items, other expense and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.
Forward-Looking Statements
          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition and restructuring actions of the Company’s customers or suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, the cost and availability of raw materials and energy, the Company’s ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms, further impairment charges initiated by adverse industry or market developments, the potential adverse impacts of the Company’s Chapter 11 bankruptcy proceedings on its business, financial condition or results of operations that could continue or arise since its emergence from such proceedings, the anticipated future performance of the reorganized Company, including, without limitation, the Company’s ability to maintain or increase revenue and gross margins, control future operating expenses and make necessary capital expenditures, and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.
          The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

          The financial results in this press release are preliminary in nature and subject to change until the Company files its Annual Report on Form 10-K for year ended December 31, 2009, with the Securities and Exchange Commission. The Company is in the process of completing its year-end internal review and external audit procedures.
          Lear Corporation is one of the world’s leading suppliers of automotive Seating and Electrical Power Management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 75,000 employees at 205 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
# # #

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Two Month	One Month	Three Month
	Period Ended	Period Ended	Period Ended
	Successor	Predecessor	Combined	Predecessor
	December 31,	November 7,	December 31,	December 31,
	2009	2009	2009	2008

Net sales	$1,580.9	$1,161.5	$2,742.4	$2,600.4

Cost of sales	1,508.1	1,069.9	2,578.0	2,541.5
Selling, general and administrative expenses	71.2	45.5	116.7	96.2
Amortization of intangible assets	4.5	0.6	5.1	1.2
Goodwill impairment charges	—	319.0	319.0	530.0
Interest expense	11.1	11.2	22.3	50.8
Other expense, net	17.9	2.9	20.8	63.6
Reorganization items and fresh start accounting adjustments, net	—	(1,513.4)	(1,513.4)	—

Consolidated income (loss) before income taxes	(31.9)	1,225.8	1,193.9	(682.9)
Income taxes	(24.2)	(9.6)	(33.8)	(3.9)

Consolidated net income (loss)	(7.7)	1,235.4	1,227.7	(679.0)
Net income (loss) attributable to noncontrolling interests	(3.9)	3.3	(0.6)	9.2

Net income (loss) attributable to Lear	$(3.8)	$1,232.1	$1,228.3	$(688.2)

Basic net income (loss) per share	$(0.11)	$15.89		$(8.91)

Diluted net income (loss) per share	$(0.11)	$15.89		$(8.91)

Weighted average number of shares outstanding
Basic	34.5	77.5		77.3

Diluted	34.5	77.5		77.3

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Two Month	Ten Month	Twelve Month
	Period Ended	Period Ended	Period Ended
	Successor	Predecessor	Combined	Predecessor
	December 31,	November 7,	December 31,	December 31,
	2009	2009	2009	2008

Net sales	$1,580.9	$8,158.7	$9,739.6	$13,570.5

Cost of sales	1,508.1	7,871.3	9,379.4	12,822.9
Selling, general and administrative expenses	71.2	376.7	447.9	511.5
Amortization of intangible assets	4.5	4.1	8.6	5.3
Goodwill impairment charges	—	319.0	319.0	530.0
Interest expense	11.1	151.4	162.5	190.3
Other expense, net	17.9	47.3	65.2	89.1
Reorganization items and fresh start accounting adjustments, net	—	(1,474.8)	(1,474.8)	—

Consolidated income (loss) before income taxes	(31.9)	863.7	831.8	(578.6)
Income taxes	(24.2)	29.2	5.0	85.8

Consolidated net income (loss)	(7.7)	834.5	826.8	(664.4)
Net income (loss) attributable to noncontrolling interests	(3.9)	16.2	12.3	25.5

Net income (loss) attributable to Lear	$(3.8)	$818.3	$814.5	$(689.9)

Basic net income (loss) per share	$(0.11)	$10.56		$(8.93)

Diluted net income (loss) per share	$(0.11)	$10.55		$(8.93)

Weighted average number of shares outstanding
Basic	34.5	77.5		77.2

Diluted	34.5	77.6		77.2

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	Successor	Predecessor
	December 31,	December 31,
	2009	2008
ASSETS
Current:
Cash and cash equivalents	$1,554.0	$1,592.1
Accounts receivable	1,479.9	1,210.7
Inventories	447.4	532.2
Other	305.7	339.2

	3,787.0	3,674.2

Long-Term:
PP&E, net	1,050.9	1,213.5
Goodwill, net	621.4	1,480.6
Other	614.0	504.6

	2,286.3	3,198.7

Total Assets	$6,073.3	$6,872.9

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$37.1	$42.5
Primary credit facility	—	2,177.0
Accounts payable and drafts	1,547.5	1,453.9
Accrued liabilities	808.1	932.1
Current portion of long-term debt	8.1	4.3

	2,400.8	4,609.8

Long-Term:
Long-term debt	927.1	1,303.0
Other	563.6	712.4

	1,490.7	2,015.4

Equity	2,181.8	247.7

Total Liabilities and Equity	$6,073.3	$6,872.9

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle)

	Three Months Ended
	Combined		Predecessor
	December 31,		December 31,
	2009		2008
Net Sales
North America	$866.3		$1,036.5
Europe	1,208.2		1,121.2
Rest of World	667.9		442.7

Total	$2,742.4		$2,600.4

Content Per Vehicle *
North America	$319		$372
Europe	$286		$298

Free Cash Flow **
Net cash provided by (used in) operating activities	$67.3		$(88.0)
Net change in sold accounts receivable	—		86.5

Net cash provided by (used in) operating activities before net change in sold accounts receivable	67.3		(1.5)
Capital expenditures	(56.1)		(33.9)

Free cash flow	$11.2		$(35.4)

Depreciation and Amortization	$64.4		$71.8

Core Operating Earnings **
Pretax income (loss)	$1,193.9		$(682.9)
Interest expense	22.3		50.8
Other expense, net	19.2	***	57.9 ***
Restructuring costs and other special items -
Goodwill impairment charges	319.0		530.0
Reorganization items and fresh start accounting adjustments, net	(1,513.3)	****	—
Costs related to restructuring actions	59.3		66.2
Other	15.1		—

Core Operating Earnings	$115.5		$22.0

*	Content Per Vehicle for 2008 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***	Reported 2009 and 2008 other expense, net of $20.8 million and $63.6 million, respectively, includes costs related to restructuring actions of $1.6 million and $5.7 million, respectively, listed below.

****	Reported 2009 reorganization items and fresh start accounting adjustments, net of $(1,513.4) million includes costs related to restructuring actions of ($0.1) million listed below.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Twelve Months Ended
	Combined		Predecessor
	December 31,		December 31,
	2009		2008
Net Sales
North America	$2,944.7		$4,924.6
Europe	4,585.8		6,593.2
Rest of World	2,209.1		2,052.7

Total	$9,739.6		$13,570.5

Content Per Vehicle *
North America	$345		$391
Europe	$293		$350

Free Cash Flow **
Net cash provided by (used in) operating activities	$(175.3)		$163.6
Net change in sold accounts receivable	138.5		(47.2)

Net cash provided by (used in) operating activities before net change in sold accounts receivable	(36.8)		116.4
Capital expenditures	(118.8)		(167.7)

Free cash flow	$(155.6)		$(51.3)

Depreciation and Amortization	$263.7		$299.3

Basic Shares Outstanding at end of quarter	36,954,733		77,403,859

Diluted Shares Outstanding at end of quarter ***	36,954,733		77,403,859

Core Operating Earnings **
Pretax income (loss)	$831.8		$(578.6)
Interest expense	162.5		190.3
Other expense, net	65.4	****	82.8	****
Restructuring costs and other special items -
Goodwill impairment charges	319.0		530.0
Reorganization items and fresh start accounting adjustments, net	(1,470.9)	*****	—
Costs related to restructuring actions	160.0		193.9
Fees and expenses related to capital restructuring	23.9		—
Other	15.1		—

Core Operating Earnings	$106.8		$418.4

*	Content Per Vehicle for 2008 has been updated to reflect actual production levels.

**	See “Non-GAAP Financial Information” included in this press release.

***	Calculated using stock price at end of quarter. Excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

****	Reported 2009 and 2008 other expense, net of $65.2 million and $89.1 million, respectively, includes costs related to restructuring actions of $(0.2) million and $6.3 million, respectively.

*****	Reported 2009 reorganization items and fresh start accounting adjustments, net of $(1,474.8) million includes costs related to restructuring actions of $(3.9) million listed below.